Exhibit 23.2
CONSENT OF CBIZ VALUATION GROUP, LLC
      As independent valuation consultants, CBIZ Valuation Group, LLC hereby consents to the use of the name CBIZ Valuation Group, LLC and references to CBIZ Valuation Group, LLC and to references to our report entitled “Statement of Financial Accounting Standards 142 Analysis” prepared for Warren Resources, Inc., or information contained therein, for disclosure to the Securities and Exchange Commission in the annual report on Form 10-K of Warren Resources, Inc. for the filing dated on or about March 10, 2005.

/s/ CBIZ Valuation Group, LLC

CBIZ VALUATION GROUP, LLC
March 10, 2005
Dallas, Texas